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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED ARTICLES OF INCORPORATION OF
                              WILLIAMS-SONOMA, INC.



         Sharon L. McCollam and Charles K. Birkett certify that:

         1. They are the Senior Vice President and Chief Financial Officer and the Assistant Secretary, respectively, of Williams-Sonoma, Inc., a California corporation.

         2. Article III of the Restated Articles of Incorporation of this corporation is amended to read in its entirety as follows:

                                  "ARTICLE III

         (a) This corporation is authorized to issue two classes of shares:
         Common and Preferred. The number of Preferred shares authorized to be issued is 7,500,000, with a par value of one cent ($.01) per share, and the number of Common shares authorized to be issued is 253,125,000, with a par value of one cent ($.01) per share.

                  Upon the filing and effectiveness of this Certificate of Amendment of Articles of Incorporation, each outstanding Common share of the corporation shall be split and converted into two Common shares of the corporation.

         (b) The Preferred shares may be divided into such number or series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred shares or any series thereof with respect to any wholly unissued class or series of Preferred shares, and to fix the number of shares of any series of Preferred shares and the designation of any such series of Preferred shares. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

         3. The foregoing amendment of the Restated Articles of Incorporation shall be effective as of the close of business on the date of filing with the Secretary of State.

         4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors of this corporation in accordance with the provisions of Sections 902(c) of the California General Corporation Law. The board alone is entitled to approve this amendment without shareholder approval because the amendment provides for only a stock split of the Common shares and a proportional increase in the authorized number of Common shares. This corporation has only Common shares outstanding.

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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed at San Francisco, California, this 25th day of April, 2004.

                               /s/ Sharon L. McCollam
                               -------------------------------------------------
                               Sharon L. McCollam

                               Senior Vice President and Chief Financial Officer

                               /s/ Charles K. Birkett
                               -------------------------------------------------
                               Charles K. Birkett
                               Assistant Secretary


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